Exhibit 10.1

SBE, INC.

DIRECTOR AND OFFICER BONUS PLAN

This Director and Officer Bonus Plan (the “Plan”) is established by SBE, Inc., a Delaware corporation (the “Company”), effective as of September 21, 2006.

1.    Purpose Of The Plan. The purpose of the Plan is to establish a bonus mechanism to provide incentive to executive officers and non-employee members of the Board of Directors of the Company to continue in the service of the Company.

2.    Definitions.

(a)    “Board” shall mean the Board of Directors of the Company.

(b)    “Bonus Award” shall mean the compensation awarded to a Participant under the Plan upon a Triggering Event, calculated as follows:

(i)    with respect to a Triggering Event that is a Change in Control or a Qualifying Financing, an amount of cash or Equity Securities (as determined by the Board in its sole discretion) equal in value (as determined by the Board in its sole discretion) to the product of (A) the dollar amount set forth in the Participant’s Participation Agreement and (B) (1) in the case of Participants who are non-employee members of the Board, the number of months elapsed since July 31, 2006; or (2) in the case of Participants who are executive officers of the Company, the number of Company pay periods that have elapsed since August 15, 2006; or

(ii)    with respect to a Discretionary Triggering Event, such award of Equity Securities or cash as determined by the Board in its sole discretion.

(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)    “Equity Securities” shall mean common stock, preferred stock, options, warrants or other rights to purchase preferred stock or common stock of the Company.

(e)    “Triggering Event” shall mean the first to occur of the following during the term of this Plan:

(i)    there is consummated (A) a merger, consolidation or similar transaction to which the Company is a party and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, or (B) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition (any such event described in this paragraph (i) is referred to as a “Change in Control”);

(ii)    the Company consummates a sale of equity or debt securities resulting in at least $2 million in net proceeds (after deduction of any underwriting commissions, placement agent fees, attorneys’ fees and other transaction expenses, as determined by the Board in its sole discretion) (a “Qualifying Financing”); or

(iii)    there occurs any such other event as the Board in its sole discretion determines shall constitute a Triggering Event (a “Discretionary Triggering Event”).

3.    Operation Of The Plan.

(a)    Eligibility to Participate. An individual shall be eligible to participate in the Plan if he or she is an executive officer of the Company or non-employee member of the Board and is designated as a participant in the Plan (a “Participant”) by the Board, and is notified in writing of such designation, provided he or she accepts such designation subject to such terms as determined by the Board at the time of designation (the “Participation Agreement”). An individual’s eligibility to participate in the Plan shall terminate as of the date on which such individual’s employment relationship or directorship with the Company is terminated.

(b)    Eligibility for Payment of Bonus Awards. Unless the Board has determined otherwise with respect to an individual Participant, as evidenced by the Participation Agreement signed by a duly authorized officer of the Company and such Participant, Participants shall be entitled to payment of his or her Bonus Award, as follows:

(i)    A Participant must remain in a continuous employment relationship or directorship with the Company until a Triggering Event occurs, and must execute a binding release of claims against the Company at the time of a Triggering Event in form and substance acceptable to the Board in its sole discretion; and

(ii)    A Participant shall not be entitled to any portion of a Bonus Award provided under this Plan, nor shall such Bonus Award be payable or accrue (either in whole or in part), until a Triggering Event occurs. The Board will endeavor to pay Bonus Awards under the Plan as promptly as possible following occurrence of a Triggering Event.

(c)    Payment of Bonus Awards.

(i)    If the conditions set forth in the Plan are satisfied, each Participant shall be entitled to receive a Bonus Award from the Company upon a Triggering Event. Each Participant’s Bonus Award shall be paid by the Company or, if a Change in Control has occurred, its successor. While it is generally anticipated that each Participant will receive his or her Bonus Award at the time and in the form or forms of payment as are set forth in the Plan, the Board shall have the discretion to structure the form and timing of such payments to accommodate the business objectives of the Company in the Triggering Event, which may include, but not be limited to, (A) consideration of the tax consequences to the Company, its stockholders and the Participants, (B) financial accounting consequences for the Company or any purchaser or acquiror, (C) the availability of cash to fund Bonus Awards, and (D) satisfaction of any applicable securities law requirements. Without limiting the foregoing, no payment under this Plan shall be made in the form of Equity Securities or securities of an acquiring or surviving corporation unless and until the issuance of such securities has been registered under the Securities Act of 1933 as amended, or in the opinion of counsel for the issuer such registration is not required.

(ii)    Any Participant may decline all or any portion of his or her Bonus Award by notifying the Company in writing any time prior to the payment of such bonus. Any Bonus Award declined pursuant to this Section 3(c)(ii) shall not be payable to other Participants.

(iii)    Under no circumstance shall any amount be payable to any Participant hereunder later than the time payments must be made to be exempt from the requirements of Section 409A of the Code and the regulations thereunder.

(iv)    In the event any payments to which a Participant becomes entitled in accordance with the provisions of the Plan or otherwise would constitute a parachute payment under Section 280G of the Code and applicable regulations, then such payments under the Plan will be subject to reduction to the extent necessary to assure that the Participant receives only the greater of (1) the amount of those payments that would not constitute such a parachute payment and (2) the amount that yields the Participant the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Participant under the Plan or any other payments under Section 4999 of the Code.

4.    Plan Administration. The Board shall administer this Plan. Except as otherwise set forth herein, the Board shall have the power, in its discretion and without limitation, to make any and all decisions concerning the implementation or interpretation of the Plan, including the power to determine whether an individual is a Participant, to determine whether a Triggering Event has occurred and to make the payments contemplated by the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons.

5.    Amendment Of The Plan.  This Plan may be amended by the Board or, if applicable, the Board of Directors of the Company’s successor.

6.    Termination Of The Plan. This Plan shall terminate and no amounts shall be payable hereunder as of and effective on the earliest of (a) the payment of Bonus Awards to the Participants in connection with a Triggering Event; (b) any liquidation, dissolution or winding up of the Company; or (c) the first anniversary of the effective date of the Plan first set forth above.

7.    No Guarantee Of Employment. This Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights upon Participants to continued employment or appointment or election to the Board. All Board members shall be subject to review and recommendation for re-election by the Board’s Nominating and Governance Committee, nomination by the Board for such re-election, and re-election by the stockholders of the Company. Employee Participants’ employment shall remain at will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

8.    No Assignment Or Transfer By Participant. None of the rights, benefits, obligations or duties under this Plan may be assigned or transferred by any Participant. Any purported assignment or transfer by any such Participant shall be void.

9.    Severability. Should any provision of this Plan be held invalid by an administrative tribunal, court of law or other authoritative body, then the remaining provisions shall continue in force and given their full effect in a manner consistent with the spirit and purpose of the Plan.

10.    Governing Law. The rights and obligations of a Participant under this Plan shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

11.    Withholding Of Compensation. The Company shall deduct and withhold from the compensation or other amounts payable to Participants hereunder as a Bonus Award, or otherwise in connection with such Participants’ employment, any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order, including any excise taxes imposed under Section 4999 of the Code.

12.    Assumption By Acquiror. The Company’s obligations to pay the Bonus Award to Participants hereunder shall be deemed to have been appropriately satisfied if the acquiring or surviving corporation in a Change in Control assumes such obligations and pays the Bonus Award as provided hereunder within a reasonable period following the Consummation of a Change in Control.